Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus and to the incorporation by reference in the Statement of Additional Information of our report dated December 21, 2007, with respect to the financial statements and financial highlights of the Global Equity Fund I (formerly, the Partners Global Equity Fund) and International Fund I (formerly, the Partners International Fund) of the Principal Funds, Inc. in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Des Moines, Iowa August 27, 2008